Company Contacts:	Investor Relations:
Bob Marbut, Chairman & Co-CEO	Amy Glynn, CFA
Don Neville, CFO	Cameron Associates
Argyle Security	Phone: (212) 554-5464
Phone: (210) 828-1700 (TX)	amy@cameronassoc.com
Phone: (212) 245-2700 (NY)
Media Relations:
Deanne Eagle
Cameron Associates
Phone: (212) 554-5463
deanne@cameronassoc.com

ARGYLE SECURITY, INC. PROVIDES GUIDANCE
FOR THE FOURTH QUARTER OF 2007 AND FOR 2008

To Present at the Homeland Security Investor Conference
In Washington D. C.

San Antonio, TX - December 11, 2007 - Argyle Security, Inc. (OTC BB:ARGL), (“Argyle”) a service and solutions provider in the physical electronic security industry, announced today that it is providing guidance for the fourth quarter of 2007 and for the full-year 2008. Management is also presenting at the Homeland Security Investor Conference (“HSIC”) in Washington, DC, today, December 11, 2007. The HSIC is an industry conference attended by security industry executives, as well as members of the financial community.

Bob Marbut, Chairman and Co-CEO of Argyle Security, commented, “In the fourth quarter, we have continued to see strong organic growth in our corrections and commercial businesses, reflecting strong industry dynamics. We expect these favorable trends to continue through 2008.

“Given the complicated nature of our financial statements due to the mid-year acquisition of ISI Security Group, the outlook provided below for the fourth quarter of 2007 is intended to provide investors with a baseline level from which we expect to grow our business. We believe we are well positioned to continue to deliver robust growth in 2008 on an organic basis. In addition, we continue to actively seek acquisitions, in line with Argyle’s integrated strategic buildup, which is not included in the guidance provided today,” he concluded.

For the fourth quarter of 2007, Argyle expects to generate revenues in the range of $23-27 million and EBITDA in the range of $2.2-2.5 million. For the year ending December 31, 2008, Argyle expects to generate revenues in the range of $105-115 million, with EBITDA margins in the range of 9-10%. All projections for 2007 and 2008 are based on organic growth.

As part of management’s presentation at the Homeland Security Investor conference, Sam Youngblood, CEO of ISI Security Group, will discuss the growth drivers in the corrections sector, including the increased incarceration rate of illegal aliens. Mr. Youngblood stated, "Homeland security's efforts through Immigration and Customs Enforcement (“ICE”) have resulted in increasing the population of detained illegal aliens by 42% in 2007 over last year. ICE is continuing to transfer these inmates to privately run facilities, as the privately run facilities can react faster and build where needed to meet the growing demand. This factor, along with many others in the corrections market, has helped to fuel the growth of Argyle. Furthermore, national efforts to secure our homeland have created additional growth opportunities in our commercial business sector, including securing power plants, chemical plants and ports.”

Disclosure Regarding Non-GAAP Financial Measures

EBITDA (earnings before interest, taxes, depreciation and amortization) is used by management as a performance measure for benchmarking against the Company’s peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the security industry. EBITDA is not a recognized term under GAAP. Argyle computes EBITDA using the same consistent method from quarter to quarter.

The presentation of EBITDA results is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with GAAP. In its quarterly earnings releases, Argyle will continue to provide investors with GAAP financial statements, as well as a reconciliation to GAAP.

About Argyle Security, Inc.

Formed in 2005 and headquartered in San Antonio, TX, Argyle Security’s goal is to become a leading global provider of services and solutions in the physical electronic security industry through an integrated buildup strategy. Argyle’s channel focus is Video Surveillance, Access Control, Perimeter Protection, Intrusion Protection, Fire Detection and Threat Analysis, serving selected commercial, governmental and residential markets.

In July 2007, Argyle acquired ISI Security Group (“ISI”), which is comprised of three rapidly growing service and solution providers in the physical security industry: ISI Detention Contracting (“ISI-Detention”), Metroplex Control Systems (“MCS-Detention”), and Metroplex Commercial Fire and Security Alarms (“MCS-Commercial”). ISI Detention is one of the nation’s largest providers of detention equipment products and service solutions. MCS-Detention and MCS-Commercial specialize in turnkey, electronic security systems for facilities that include unique engineering competencies and proprietary software products for the correctional and commercial markets. ISI was founded in 1976.

Please visit Argyle Security’s corporate website at www.argylesecurity.com for additional information on the company.

Safe Harbor

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.